Exhibit 11

                     COVENANT BANCORP, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                    (in thousands, except per share amounts)

                                   (Unaudited)

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                                                              Three Months Ended                   Six Months Ended
                                                         ----------------------------       ----------------------------

                                                         June 30,          June 30,          June 30,          June 30,
                                                           1997             1996              1997               1996
                                                           ----             ----              ----               ----


Net income                                                $  910            $  754            $1,814            $1,435
                                                          ======            ======            ======            ======


Average number of shares outstanding:
  Average common shares outstanding                        3,054             3,073             3,044             3,073
  Common stock equivalents considered in
  earnings per share computation:
   Dilutive stock options                                    201               106               180               107
   Conversion of preferred stock Series "A"                  550               550               550               550
   Conversion of preferred stock Series "B"                  509               509               509               509
                                                          ------            ------            ------            ------
Average number of shares outstanding                       4,314             4,238             4,283             4,239
                                                          ======            ======            ======            ======


Net income per share
  of common stock and common stock equivalents            $ 0.21            $ 0.18            $ 0.42            $ 0.34
                                                          ======            ======            ======            ======

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